Total Luxury Group Establishes New Subsidiary

Y-Brands, Inc. to Develop Lines for Young Men's Labels: YMLA and Y-Chrome

NEW YORK, NY -- 07/26/2006 -- Total Luxury Group, Inc. (OTCBB: TLEI) announced today that they have reached an agreement in principle and are in the final stages of negotiation of a license agreement with Castle Hill Apparel, Inc. for the worldwide master licenses for the young men's labels YMLA and Y-Chrome.

With a 12 year history, YMLA and Y-Chrome are established trend resources in Young Men's apparel business. Specializing in knits and woven tops, these brands have been featured at major retailers such as Federated Department Stores, Mervyns, Kohl's and Stage Doors. Over the past 2 years, sales have averaged approximately 5 Million Dollars per year. With the support of Total Luxury Group, the company expects to achieve significant growth in sales and product categories.

In order to further develop the young men's business the Company has established a wholly owned subsidiary by the name of Y-Brands, Inc. This division will assume and develop the worldwide exclusive master-license for the popular trademarks YMLA and Y-Chrome, including actively seeking out promotional opportunities and licensing deals for YMLA and Y-Chrome branded products in other related categories.

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In May 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:
Total Luxury Group, Inc.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744